Exhibit 99.4

Dear [name],

I am pleased to share with you some exciting news. Today Volt announced that we entered into an agreement to be acquired by Vega Consulting, Inc., an affiliate of ACS Solutions. ACS is a global provider of information technology solutions and services, with an annual revenue of over $1.5 Billion and over 27,000 employees worldwide. The transaction, which is subject to regulatory review, is expected to close by May. We encourage you to read more about it in our press release [hyperlink to press release].

Founded in 1998 and headquartered in Atlanta, Georgia, ACS is a premiere provider of IT consulting, engineering consulting and healthcare, talent, and workforce management solutions. ACS is a certified Minority Business Enterprise that has become one of the fastest growing companies in the United States. It has offices across North America, the Asia-Pacific region and Europe and a global workforce of 27,000 employees supporting over 650 mid-market to Fortune 1000 companies across all industries.

ACS recognizes that Volt is one of the most well-respected brands in the staffing industry and is committed to accelerating the expansion, technology investments and business transformation we began nearly four years ago.

While we do not anticipate any changes in the Volt teams you have come to know and trust, we believe that this merger will enhance our service offerings, expand our footprint, and drive continued technological advancements to all of our valued partners.

Thank you for your continued confidence in Volt, which has helped to shape our business and has been pivotal in achieving this milestone in the company’s 70-year history.

Best,

Linda Perneau

President and Chief Executive Officer

Important Information

The tender offer for the outstanding shares of Volt common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Volt common stock. The solicitation and offer to buy shares of Volt common stock will only be made pursuant to an offer to purchase and related materials that Vega. and its subsidiary, Vega MergerCo, Inc. (“MergerCo”), intend to file with the SEC. At the time the tender offer is commenced, Vega and MergerCo will file a tender offer statement on Schedule TO with the SEC, and Volt will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. VOLT STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Volt’s stockholders free of charge. Stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or on Volt’s website at www.Volt.com.

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to uncertainties related to the timing and expected financing of the tender offer and the merger; uncertainty surrounding how many of Volt’s stockholders will tender their shares in the tender offer; the possibility that any or all of the various conditions to the consummation of the tender offer, including the failure to receive required regulatory approvals from any applicable governmental entities, may not be satisfied or waived in a timely manner, if at all; the possibility of business disruptions due to transaction-related uncertainty; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions otherwise prove incorrect, the Company’s actual results and the other developments described in this communication may vary in material respects from those projected or described, as applicable, in these forward-looking statements.

Any forward-looking statement made by the Company in this communication speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.